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                                                                  EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Universal Standard Medical Laboratories, Inc. on Form S-8 (File Nos. 33-92698, 33-92806, 33-80356, 33-80840, 33-59554 and 33-59560) and on Form S-3 (File Nos.
333-97192, 333-3873 and 333-86406) of our report dated February 24, 1996, except for Note 15 as to which the date is February 21, 1997, on our audits of the consolidated financial statements and of the financial statement schedule of Universal Standard Medical Laboratories, Inc. as of December 31, 1995, and for the years ended December 31, 1995 and 1994, which report is included in this Annual Report on Form 10-K.



/s/ Coopers & Lybrand LLP



Detroit, Michigan
February 21, 1997